Exhibit 99.1
NEWS RELEASE
For more information, contact:
Julia Harper
Chief Financial Officer
1-503-615-1250
julia.harper@radisys.com
Brian Bronson
Vice President, Finance
1-503-615-1281
brian.bronson@radisys.com
RADISYS ANNOUNCES LOWERED EXPECTATIONS FOR FOURTH QUARTER
OPERATING RESULTS
     HILLSBORO, OR — January 3, 2006 — RadiSys Corporation (Nasdaq:RSYS), a leading global provider of advanced embedded systems, announced today that the Company expects fourth quarter revenue to be approximately $62 million and diluted earnings per share to be between $.13 and $.15. This revised projection includes an estimated 3% tax rate for the fourth quarter and a 20% full year tax rate, due to lower estimated fourth quarter earnings. This estimate also anticipates recording a tax benefit for the fourth quarter of approximately $1 million, or $.04 per share, associated primarily with a projected increase in utilization of deferred tax assets. The Company provided guidance on October 27, 2005 for revenues of $68 — $72 million and diluted earnings per share of $.12 — $.14.
     “Revenues for wireless infrastructure were weaker than expected in the fourth quarter,” said Scott Grout, Chief Executive Officer. “We were expecting a decline in our wireless business from record levels in the third quarter. However, our revenue decrease in the wireless segment was larger than previously anticipated, due in part to customer initiatives to reduce buffer inventory levels. Revenues for the remainder of our business performed as we previously expected.”
     RadiSys will announce results for the fourth quarter 2005 after the market closes on Thursday, February 2, 2006. Following the February 2 earnings release, Scott Grout, Chief Executive Officer and Julia Harper, Chief Financial Officer, will host a conference call at 5:00 p.m. EST to discuss the Company’s results, along with business highlights and outlook.

     To participate in the live call on February 2, please dial (888) 333-0027 and reference conference ID# 3970936. Please note this number for future reference, as it is a dedicated number and will be used for RadiSys’ earning release conference calls on an ongoing basis. The conference call will also be simultaneously broadcast live over the Internet and can be accessed through RadiSys’ investor relations web site page at http://www.radisys.com. Please dial-in or access the web site at least fifteen minutes prior to the call to register, or download and install any necessary audio software.
     For those who cannot access the live broadcast, a replay will be available via the web site, http://www.radisys.com or telephone at (800) 642-1687 for domestic dial-in, (706) 645-9291 for international dial-in and reference conference ID #3970936. The replay will be available until February 17, 2006.
About RadiSys
     RadiSys (Nasdaq: RSYS) is the leading provider of advanced embedded solutions for the commercial, enterprise, and service provider systems markets. Through intimate customer collaboration, and combining innovative technologies and industry leading architecture, RadiSys helps OEMs bring better products to market faster and more economically. RadiSys products include embedded boards, platforms and systems, which are used in today’s complex computing, processing and network intensive applications.
     RadiSys is a registered trademark of RadiSys Corporation.
     This press release contains forward-looking statements, including the statements about the Company’s revised guidance for the fourth quarter, particularly with respect to anticipated revenues, diluted earnings per share and expected tax benefits. Actual results could differ materially from our revised guidance in these forward-looking statements as a result of a number of risk factors, including, the risk factors listed from time to time in RadiSys’ SEC reports, including those listed under “Risk Factors” in RadiSys’ Annual Report on Form 10-K for the year ended December 31, 2004, and in the RadiSys Quarterly Reports on Form 10-Q filed with the SEC each fiscal quarter, and other filings with the SEC, copies of which may be obtained by contacting the Company’s at 503-615-1100 or at the Company’s investor relations web site at http://www.RadiSys.com. Investors should be aware that the Company’s fiscal year ended December 31, 2005. The Company has not yet completed the preparation of its year end financial statements and the audit of the Company’s historical financial statements has not been completed by our independent accounting firm. The preparation of year end financial statements requires a substantial amount of judgment and subjective determination by both the Company’s management and its independent accounting firm. Accordingly, the revised guidance provided in this press release is subject to the risk that upon completion of the year end financial statements and the audit thereof by our independent accounting firm, there may be adjustments to our financial information that could materially affect the revised guidance provided in this press release. Although forward-looking statements help provide complete information about RadiSys, investors should keep in mind that forward-looking statements are inherently less reliable than historical information. All information in this press release is as of January 3, 2006. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. The Company should not be considered to be under any obligation or course of conduct in the future to issue revisions to previously issued financial information as a result of its decision to update the financial information for the fourth quarter.
     For press information only: Lyn Pangares, RadiSys Corporation, 503-615-1220, lyn.pangares@radisys.com.
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